UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On May 26, 2016, Navient Corporation (the “Company”) held its 2016 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on March 30, 2016, the record date for the Annual Meeting, 331,635,131 shares of common stock, par value $.01 per share, were outstanding and entitled to vote. At the Annual Meeting, 304,681,829 shares, or approximately 91.87%, of the outstanding shares of common stock entitled to vote were represented in person or by proxy. At the Annual Meeting, the following proposals were submitted to a vote of the Company’s shareholders, with the voting results indicated below:

Proposal 1 – Election of Directors. The Company’s shareholders elected the following 12 directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors have been duly elected or appointed, as follows:

	For	Against	Abstain	Broker Non-Votes
John K. Adams, Jr.	291,150,221	282,524	62,798	13,186,286
Ann Torre Bates	290,326,661	999,679	169,203	13,186,286
Anna Escobedo Cabral	291,089,217	343,930	62,396	13,186,286
William M. Diefenderfer, III	290,826,485	599,218	69,840	13,186,286
Diane Suitt Gilleland	290,813,294	620,474	61,775	13,186,286
Katherine A. Lehman	290,798,094	633,662	63,787	13,186,286
Linda A. Mills	290,788,725	644,071	62,747	13,186,286
Barry A. Munitz	290,435,092	998,028	62,423	13,186,286
John F. Remondi	291,055,676	376,285	63,582	13,186,286
Jane J. Thompson	270,433,754	20,976,765	85,024	13,186,286
Laura S. Unger	290,944,224	466,912	84,407	13,186,286
Barry L. Williams	290,548,210	883,819	63,514	13,186,286

Proposal 2 – Ratification of the Appointment of KPMG LLP. The Company’s shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, as follows:

For	Against	Abstain	Broker Non-Votes
302,611,933	1,909,414	160,482

Proposal 3 – Advisory Vote on Executive Compensation. The Company’s shareholders approved, by an advisory vote, the compensation of its named executive officers, as follows:

For	Against	Abstain	Broker Non-Votes
284,738,625	6,522,786	234,132	13,186,286

Proposal 4 – Shareholder Proposal: Disclosure of Lobbying Activities and Expenses. The Company’s shareholders rejected the proposal, as follows:

For	Against	Abstain	Broker Non-Votes
25,548,335	230,519,561	35,427,647	13,186,286

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: June 1, 2016	By:	/s/ Mark L. Heleen
Mark L. Heleen
Executive Vice President, Chief Legal Officer and Secretary